Gray	Exhibit 99.1
Television, Inc.

NEWS RELEASE

Gray Reports Operating Results

for the Three Months ended March 31, 2004

     Atlanta, Georgia – May 6, 2004 . . . Gray Television, Inc. (the “Company”) (NYSE: GTN) today announced its results for the three months (“first quarter”) ended March 31, 2004 as compared to the three months ended March 31, 2003.

Highlights

•	EBITDA (1) increased 37%

•	Broadcast Revenue increased 18%

•	Local Broadcast Revenue increased 13% excluding political revenue

•	National Broadcast Revenue increased 9% excluding political revenue

•	Cash increased to $24.7 million and Total Debt decreased to $655.0 million

•	New CBS affiliate in Charlottesville, VA is awaiting FCC approval

     Revenues. Total revenues for the three months ended March 31, 2004 increased 15% to $74.7 million reflecting increases in broadcasting and newspaper publishing revenue.

     Broadcasting revenues increased 18% to $61.9 million. The increase in broadcasting revenue reflects increased political advertising revenue as well as increased non-political broadcasting revenue. Political advertising revenue increased to $3.5 million from $741,000. Political advertising revenue for 2004 primarily reflects the cyclical influence of the 2004 Presidential election. Local broadcasting advertising revenue increased 13% to $37.4 million from $33.0 million and national broadcasting advertising revenue increased 9% to $16.2 million from $14.9 million. The Company attributes the increases in non-political broadcasting advertising revenues to generally improving economic conditions in the markets in which we operate.

     Newspaper publishing revenues increased 5% to $11.0 million from $10.4 million. Publishing revenue increased primarily due to increases in retail advertising of 7% and classified advertising of 6%.

     Operating expenses. Operating expenses before depreciation, amortization and loss on disposal of assets increased 6% to $49.2 million.

     Balance Sheet. The Company’s cash balance was $24.7 million at March 31, 2004 compared to $11.9 million at December 31, 2003. Total debt outstanding at March 31, 2004 was $655.0 million (2) compared to $655.9 million (2) at December 31, 2003.

Detailed table of operating results follows on the next page.

4370 Peachtree Road, NE * Atlanta, GA 30319
(404 504-9828 * Fax (404) 261-9607

Gray Television, Inc.
(in thousands, except per share data and percentages)

	Three Months Ended March 31,
Selected operating data:	2004	2003	Change
OPERATING REVENUES
Broadcasting (less agency commissions)	$61,910	$52,601	18%
Publishing	10,963	10,397	5%
Paging	1,856	1,977	(6)%

TOTAL OPERATING REVENUES	74,729	64,975	15%

EXPENSES
Operating expenses before depreciation, amortization and loss on disposal of assets:
Broadcasting	37,398	34,898	7%
Publishing	8,049	7,755	4%
Paging	1,353	1,469	(8)%
Corporate and administrative	2,373	2,136	11%
Depreciation	5,801	5,190	12%
Amortization of intangible assets	283	1,862	(85)%
Amortization of restricted stock award	94	-0-	NA
Loss on disposal of assets, net	4	13	(69)%

TOTAL EXPENSES	55,355	53,323	4%

Operating income	19,374	11,652	66%
Miscellaneous income, net	143	78	83%
Interest expense	(10,461)	(11,270)	(7)%

INCOME BEFORE INCOME TAXES	9,056	460	1869%
Income tax expense	3,554	289	1130%

NET INCOME	5,502	171	3118%
Preferred dividends	822	822	0%

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$4,680	$(651)	(819)%

Diluted per share information:
Net income (loss) per share available to common stockholders	$0.09	$(0.01)	(816)%

Weighted average shares outstanding	50,503	50,327	0%

Political revenue	$3,534	$741	377%

Gray Television, Inc. Earnings Release for the Three Months ended March 31, 2004	Page 2 of 4

Guidance for the Second Quarter of 2004

     The Company currently anticipates that its results of operations for the three months ended June 30, 2004 will approximate the ranges presented in the table below.

	Three Months Ended June 30,
		%		%
	2004	Change	2004	Change
	Guidance	From	Guidance	From	Actual
	Low Range	2003	High Range	2003	2003
Selected operating data:
OPERATING REVENUES
Broadcasting (less agency commissions)	$69,300	9%	$69,800	10%	$63,551
Publishing	11,150	0%	11,300	1%	11,143
Paging	1,850	(5)%	1,900	(3)%	1,953

TOTAL OPERATING REVENUES	82,300	7%	83,000	8%	76,647

OPERATING EXPENSES
Operating expenses before depreciation, amortization and other expenses:
Broadcasting	37,100	4%	37,300	4%	35,744
Publishing	7,775	(2)%	7,850	(1)%	7,933
Paging	1,400	1%	1,450	5%	1,381
Corporate and administrative	1,950	(7)%	2,100	0%	2,107
Depreciation and amortization of intangibles	6,200	(13)%	6,300	(12)%	7,117
Other expenses, net	125	238%	200	441%	37

TOTAL OPERATING EXPENSES	54,550	0%	55,200	2%	54,319

OPERATING INCOME	$27,750	24%	$27,800	25%	$22,328

Other Selected Data
Political revenue	$3,750	142%	$4,000	158%	$1,552

     In addition the Company currently estimates that non-cash 401(k) plan expense will range between $450,000 and $475,000 for the three months June 30, 2004 and such estimate is included in the operating expense estimates presented above.

Conference Call Information

     Gray Television, Inc. will release first quarter earnings and host a conference call to discuss its first quarter operating results on May 6, 2004. The call will begin at 2:00 PM Eastern Time. The live dial-in number is (888) 280-8771 and the reservation number is T492906G. The call will be webcast live and available for replay at www.graytvinc.com. The taped replay of the conference call will be available at (877) 888-3855 until May 20, 2004.

Gray Television, Inc. Earnings Release for the Three Months ended March 31, 2004	Page 3 of 4

For information contact:
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Web site: www.graytvinc.com

The Company

     Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and currently owns 29 television stations serving 25 television markets. The stations include 15 CBS affiliates, seven NBC affiliates and seven ABC affiliates. Gray Television, Inc. has 22 stations ranked #1 in local news audience and 22 stations ranked #1 in overall audience within their respective markets based on the average results of the 2003 Nielsen ratings reports. The TV station group reaches approximately 5.3% of total U.S. TV households. The Company also owns five daily newspapers, four in Georgia and one in Indiana.

Notes:

(1) Reconciliation of Net Income to the Non-GAAP term “EBITDA” ($ in thousands):

	Three Months Ended March 31,
	2004	2003
Net income	$5,502	$171
Add (less):
Income tax expense	3,554	289
Interest expense	10,461	11,270
Miscellaneous income, net	(143)	(78)
Loss on disposal of fixed assets, net	4	13
Amortization of restricted stock award	94	-0-
Amortization of intangible assets	283	1,862
Depreciation	5,801	5,190

EBITDA	$25,556	$18,717

(2) Total debt as of March 31, 2004 and December 31, 2003 does not include $1.1 million and $1.2 million, respectively, of unamortized debt discount on the Company’s 91/4% Senior Subordinated Notes due March 2011.

Reclassifications

     Certain prior year amounts have been reclassified to conform with the 2004 presentation. Specifically, the Company has reclassified amounts relating to the loss on disposal of assets from miscellaneous income (expense) to a separate line item entitled “Loss on disposal of assets, net” included in operating expenses.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

     The preceding comments on Gray’s current expectations of operating results for the second quarter of 2004 are “forward looking” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and may differ materially from the current expectations discussed in this press release. See the Company’s Annual Report on Form 10K for a discussion of risk factors that may affect the Company.

Gray Television, Inc. Earnings Release for the Three Months ended March 31, 2004	Page 4 of 4